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                                                                    EXHIBIT 99.1


    IRVINE, Calif., Feb. 1 -- Koo Koo Roo Enterprises, Inc., reported today that the NASDAQ Listing and Hearing Review Panel overturned an August 26, 1998 decision by the NASDAQ Listing Qualifications Panel, which granted the Company a waiver to the $5.00 minimum bid initial and continued listing requirements. This latest decision reverses the prior waiver with respect to continued listing. Consequently, NASDAQ will delist the Company's common stock from their National Market. The Company's attorneys were notified of this decision by facsimile on Friday afternoon, January 29, 1999. The Company is awaiting further notification of the effective date of this action, but expects that it will take place in the next five trading days. The review of the Qualification Panel's decision was previously disclosed on October 13, 1998.

    The Company remains a reporting company under the Securities and Exchange Commission's rules. The Company's common stock is eligible for quotation on the OTC Bulletin Board to the extent that at least one of its market makers files for such quotation and is approved by the National Association of Securities Dealers ("NASD"). The Company believes it meets all the criteria for market makers to register to make a market in the Company's stock on the OTC bulletin board and is working with its numerous market makers to take the necessary steps to gain listing. The OTC Bulletin Board is operated by the NASD as a forum for electronic trading and quotation.

    Kevin S. Relyea, chairman, chief executive officer, and president of Koo Koo Roo Enterprises, Inc. stated, "We are disappointed that only thirteen weeks after our successful merger with Koo Koo Roo, Inc., NASDAQ has chosen to reverse the waiver. Nevertheless, we believe the Company is better positioned today than we were six months ago and that this decision should not affect our ongoing operations. Our over 20,000 employees will continue to serve our customers as they have prior to this announcement and we will continue to focus on improving the Company and building on our many strengths for the future. As before, we will continue to support our shareholders with our ongoing investor relations program."

    Koo Koo Roo Enterprises, Inc. operates over 300 full-service or fast-casual restaurants in 28 states and also licenses 23 restaurants outside the United States and is known around the globe primarily for its Chi-Chi's, El Torito, Koo Koo Roo, Hamburger Hamlet, and Casa Gallardo restaurant names. The company is the largest operator of full service Mexican restaurants in the world. Koo Koo Roo Enterprises, Inc. had sales of $416 million and EBITDA of approximately $18 million on a pro forma combined basis for the nine-month period ending September 27, 1998. Koo Koo Roo Enterprises, Inc. is located at 18831 Von
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Karman Avenue, Irvine, CA 92612. For further information call the investor relations hotline at (949) 757-3032.

    This press release contains forward-looking statements and comments with respect to, among other things, the business of the Company and the industry in which it operates. These forward-looking statements are subject to certain risks and uncertainties which may cause actual results to differ significantly from these forward-looking statements. These risks are detailed in the periodic reports and registration statements filed from time to time by the Company with the Securities and Exchange Commission.

    Brand or product names are registered trademarks or trademarks of their respective holders.